Exhibit 15.1

November 15, 2024	Our Ref: MRC/BLUI/P3431-H19472

The Board of Directors Highest Performances Holdings Inc. 华普集团有限公司 61F, Pearl River Tower No. 15 Zhujiang West Road Zhujiang New Town Tianhe, Guangzhou Guangdong, China

Dear Sir or Madam

Highest Performances Holdings Inc. 华普集团有限公司

FORM 20-F

We consent to the reference to our firm under the heading “Item 10.E. Additional Information – Taxation” in the Annual Report on Form 20-F of Highest Performances Holdings Inc. 华普集团有限公司 for the year ended 30 June 2024 (the “Annual Report”), which will be filed with the U.S. Securities and Exchange Commission (the “Commission”) on November 15, 2024 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We also consent to the filing with the Commission of this consent letter as an exhibit to the Annual Report.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under the Exchange Act, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ WALKERS (HONG KONG)

WALKERS (HONG KONG)

Walkers (Hong Kong)

滙嘉律師事務所 (香港)

15th Floor, Alexandra House, 18 Chater Road, Central, Hong Kong

T +852 2284 4566 F +852 2284 4560 www.walkersglobal.com

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